Exhibit (a)(1)(i)

LIBERTY MEDIA CORPORATION

OFFER TO PURCHASE FOR CASH
UP TO 8,849,500 SHARES OF ITS
LIBERTY CAPITAL SERIES A COMMON STOCK,
AT A PURCHASE PRICE NOT GREATER THAN $113.00 OR LESS
THAN $105.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON APRIL 5, 2007,
UNLESS THE TENDER OFFER IS EXTENDED.

Liberty Media Corporation, a Delaware corporation, is offering to purchase, for cash, up to 8,849,500 shares of its Liberty Capital Series A common stock, par value $0.01 per share, which we refer to as “LCAPA”, from its stockholders, at a price not greater than $113.00 or less than $105.00 per share, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “tender offer”). In this Offer to Purchase, we refer to the shares of LCAPA as “LCAPA shares” or the “Shares”.

On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $113.00 or less than $105.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for Shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of Shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price that will allow us to purchase 8,849,500 Shares pursuant to the tender offer, or such fewer number of Shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our Shares as the “purchase price”.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All Shares that we acquire in the tender offer will be acquired at the purchase price, regardless of whether the stockholder tendered at a lower price. We will purchase only Shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn prior to the expiration date of the tender offer. However because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the Shares tendered even if stockholders tendered at or below the purchase price, if more than the number of Shares that we seek are properly tendered. We reserve the right, in our sole discretion, to purchase more than 8,849,500 Shares pursuant to the tender offer, subject to applicable law. We will not purchase Shares tendered at prices greater than the purchase price. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer.

The LCAPA shares trade on the Nasdaq Global Select Market under the symbol “LCAPA”. On February 27, 2007, the last full trading day before the initial public announcement of the tender offer, the closing sale price on the Nasdaq Global Select Market for the LCAPA shares was $103.71. Stockholders are urged to obtain current market quotations for the Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF LIBERTY MEDIA, ITS BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER.

March 7, 2007, as amended and restated March 20, 2007

IMPORTANT

If you wish to tender all or any part of your Shares pursuant to the tender offer, then prior to the expiration date of the tender offer, which is 5:00 p.m., New York City time, on April 5, 2007 or such later time to which we may extend the tender offer, you must either:

(1) (a) complete and sign the letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Shareholder Services, Inc., the depositary for the tender offer, and mail or deliver the certificates for your tendered Shares to the depositary together with any other documents required by the letter of transmittal or (b) tender your Shares according to the procedure for book-entry transfer described in Section 3; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your Shares in the tender offer. If you desire to tender your Shares but prior to the expiration date:

(1) the certificates for the Shares you wish to tender cannot be delivered to the depositary; or

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the depositary;

you may tender your Shares according to the guaranteed delivery procedure described in Section 3.

TO TENDER SHARES, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at its address and telephone number set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

This summary term sheet highlights material information which can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase, and the related letter of transmittal, because they contain the full details of the tender offer. For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my LCAPA shares?

Liberty Media Corporation.

What will the purchase price for the LCAPA shares be?

We are conducting the tender offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price per Share (in increments of $0.10) within a price range specified by us at which you are willing to sell your Shares. The lowest price that may be specified is $105.00. The prices that may be specified increase in increments of $0.10 up to $113.00 and the highest price that may be specified is $113.00. The price range for the tender offer is $105.00 to $113.00 per Share. We will determine the purchase price that we will pay per Share promptly after the tender offer expires. The purchase price will be the lowest price at which, based on the number of LCAPA shares tendered and the prices specified by the tendering stockholders, we can purchase 8,849,500 Shares (or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the expiration date for the tender offer).

On February 27, 2007, the last full trading day before the initial public announcement of the tender offer, the closing sale price on the Nasdaq Global Select Market for an LCAPA share was $103.77. We will pay the same purchase price per Share in cash, less any applicable withholding taxes and without interest, for all the Shares we purchase in the tender offer, even if some of the Shares are tendered at a price below the purchase price. See Section 1. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

If you wish to maximize the chance that your Shares will be purchased in the tender offer, you should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer”. If you agree to accept the purchase price determined in the tender offer, your Shares will be deemed to be tendered at the minimum price of $105.00 per share. You should understand that this election could have the effect of decreasing the purchase price determined by us, which may result in your Shares being purchased at the minimum price per share. See Section 3.

How many Shares will Liberty Media purchase in the tender offer?

We will purchase up to 8,849,500 LCAPA shares pursuant to the tender offer, or such lesser number of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer. The 8,849,500 Shares represent approximately 6.6% of our outstanding LCAPA shares, as of January 31, 2007. If more than 8,849,500 Shares are properly tendered, the Shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 Shares), which will be purchased on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).

We expressly reserve the right to purchase a number of additional Shares representing up to 2% of the outstanding Shares without extending the tender offer. We also reserve the right to purchase more LCAPA shares, subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of Shares being tendered, but the tender offer is subject to certain other conditions. See Section 7.

What happens if more than 8,849,500 Shares are properly tendered at or below the purchase price?

If more than 8,849,500 Shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date for the tender offer, we will purchase shares:

first, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the purchase price and do not properly withdraw them before the expiration date for the tender offer;

second, from all other stockholders who properly tender Shares at or below the purchase price and do not properly withdraw them before the expiration date, on a pro rata basis (except for stockholders who tendered Shares conditionally if the condition was not satisfied); and

third, only if necessary to permit us to purchase 8,849,500 Shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered Shares at or below the purchase price (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 LCAPA shares and I tender all of my Shares, will I be subject to proration?

If you beneficially own fewer than 100 LCAPA shares, you properly tender all of your Shares at or below the purchase price and do not properly withdraw them prior to the expiration date for the tender offer and you complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

What is the market price of my Shares as of a recent date?

On February 27, 2007, the last full trading day before the initial public announcement of the tender offer, the closing sale price on the Nasdaq Global Select Market of the LCAPA shares was $103.71 per share. You are urged to obtain current market quotations for your Shares before deciding whether and at what price to tender your Shares. See Section 8.

Why is Liberty Media making the tender offer?

We are making the tender offer because we believe that the stock price of the LCAPA shares does not accurately reflect the value of the businesses and assets currently attributed to Liberty Capital, or the long-term prospects for that group. We believe that purchasing our LCAPA shares, in conjunction with our strategy of exchanging non-strategic investments attributed to Liberty Capital for large or controlling interests in cash flow generating operating businesses and assets, is an effective way to create value for the holders of our LCAPA shares.

The tender offer provides holders of LCAPA shares (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their LCAPA shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. The tender offer also provides the opportunity for holders of LCAPA shares to sell their shares without the usual transaction costs associated with open market sales. Furthermore, “odd lot” holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 2.

How will Liberty Media pay for the shares?

We will purchase Shares in the tender offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition of the tender offer. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the tender offer expires. The tender offer will expire on April 5, 2007, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offer on your behalf. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension we may provide. See Section 14.

How will I be notified if Liberty Media extends or amends the tender offer?

If we decide to extend the tender offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offer?

Yes. The tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 7.

Following the tender offer, will Liberty Media continue as a public company?

Yes, the completion of the tender offer in accordance with the conditions in this offer to purchase will not cause Liberty Media to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or result in the LCAPA shares being delisted from the Nasdaq Global Select Market.

How do I tender my Shares?

If you wish to tender all or a portion of your LCAPA shares, then before 5:00 p.m., New York City time, on April 5, 2007, unless the tender offer is extended:

•	you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

•	the depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the information agent or your broker for assistance. The contact information for the information agent is set forth on the back cover page of this offer to purchase. See Section 3.

How do participants in the Liberty Media 401(k) Plan participate in the tender offer?

Participants in our 401(k) Savings Plan (the “401(k) Plan”) may not use the letter of transmittal to direct the tender of their LCAPA shares in the 401(k) Plan, but instead must follow the separate instructions related to those shares in the letter from the 401(k) Plan trustee sent to participants in the 401(k) Plan along with this offer to purchase. Those participants who wish to withdraw any such shares tendered pursuant to the tender offer must effect such withdrawal in accordance with the terms of the tender offer and the separate instructions described above. If you are a participant in the 401(k) Plan and wish to have the trustee tender some or all LCAPA shares held in such plan, you must complete, execute, and return the separate direction form included in the applicable “Letter to Liberty Media 401(k) Savings Plan Participants” within the time period set forth in that letter.

Once I have tendered Shares in the tender offer, can I withdraw my tender?

You may withdraw any Shares you have tendered pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on April 5, 2007, or the new expiration date if we extend the tender offer. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares after 12:00 Midnight, New York City time, on May 1, 2007. See Section 4.

How do I withdraw Shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if Shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4.

Has Liberty Media or its board of directors adopted a position on the tender offer?

Our board of directors has approved the tender offer. However, neither we nor our board of directors, the depositary or information agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price at which you will tender them. See Section 11.

Voting Power of our Chairman.

If the tender offer is fully subscribed, the voting power of our Chairman, John C. Malone, who beneficially owned Shares of our common stock (including shares purchasable upon exercise of options) representing approximately 31.5% of our aggregate voting power as of January 31, 2007, would remain approximately the same. Mr. Malone has informed us that he does not intend to tender any of his Shares into the tender offer. See Section 2.

When will Liberty Media pay for the Shares I tender?

We will pay the purchase price to you in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the tender offer and the acceptance of the Shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the depositary, you will not incur any brokerage commissions. If you hold Shares through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. See Section 3.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my Shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. See Section 13.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my Shares?

The receipt of cash for your tendered shares will be treated as either (1) consideration received in a sale or exchange or (2) a dividend. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are a foreign stockholder who is not engaged in a trade or business in the United States, you will generally not be subject to U.S. federal income taxation on the receipt of such cash. However, if the receipt of cash is treated as a dividend distribution you may be subject to withholding tax on such distribution at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts which may be unique as to each shareholder. See Section 13. Therefore, as to all foreign stockholders, U.S. tax will be withheld at 30% (or a lower rate pursuant to an applicable income tax treaty) unless the receipt of cash is effectively connected with such foreign stockholder’s conduct of a trade or business within the United States. If the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

Who can I talk to if I have questions?

The information agent can help answer your questions. The information agent is D.F. King & Co., Inc. Contact information for the information agent is set forth on the back cover of this offer to purchase.

FORWARD-LOOKING STATEMENTS

Certain statements in this offer to purchase or in the documents incorporated by reference herein, to the extent they are not recitations of historical fact, constitute forward looking statements within the meaning of the Federal securities laws. Forward looking statements, by definition, involve risks, uncertainties and assumptions. Where, in any forward looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described in our most recent Annual Report on Form 10-K, the following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

•	customer demand for our products and services and our ability to adapt to changes in demand;

•	competitor responses to our products and services, and the products and services of the entities in which we have interests;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•	our future financial performance, including availability, terms and deployment of capital;

•	our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

•	the ability of suppliers and vendors to deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	general economic and business conditions and industry trends;

•	consumer spending levels, including the availability and amount of individual consumer debt;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	continued consolidation of the broadband distribution and movie studio industries;

•	changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand and IP television and their impact on home shopping networks;

•	increased digital TV penetration and the impact on channel positioning of our networks;

•	rapid technological changes;

•	capital spending for the acquisition and/or development of telecommunications networks and services;

•	threatened terrorists attacks and ongoing military action in the Middle East and other parts of the world; and

•	fluctuations in foreign currency exchange rates and political unrest in international markets.

We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to purchase. These forward-looking statements speak only as of the date on which the statements were made. We are not obligated to update or revise any forward-looking statement, whether as a result of new information, future results or any other reason, except as may be required by the federal securities laws. Notwithstanding the foregoing, at any time prior to the expiration date for the tender offer, we are obligated to update this offer to purchase to reflect material changes in the information contained herein. Notwithstanding anything in this offer to purchase, the letter of transmittal or any document incorporated by reference into this offer to purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the tender offer.

THE TENDER OFFER

1.	NUMBER OF SHARES; PRORATION

General.  Upon the terms and subject to the conditions of the tender offer, we will purchase 8,849,500 LCAPA shares, or such lesser number of LCAPA shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a purchase price (determined in the manner set forth below) not greater than $113.00 or less than $105.00 per LCAPA share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date,” when used with reference to the tender offer, means 5:00 p.m., New York City time, on April 5, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. The proration period and withdrawal rights for the tender offer expire on the expiration date for the tender offer.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, purchase in the tender offer an additional amount of Shares not to exceed 2% of the outstanding LCAPA shares, without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, Shares tendered at prices at or below the purchase price (determined as provided herein) will be subject to proration, except for “Odd Lots” (as defined below).

If we

•	increase the price to be paid for the Shares above $113.00 per share, or decrease the price to be paid for the Shares below $105.00 per share,

•	increase the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding LCAPA shares, or

•	decrease the number of Shares we seek and

in any such case the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the tender offer until the expiration of such period of ten business days. For the purposes of the tender offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

In accordance with Instruction 6 of the letter of transmittal, stockholders desiring to tender Shares must specify the price or prices, not greater than $113.00 or less than $105.00 per Share, at which they are willing to sell their Shares to us in the tender offer. The lowest price that may be specified for Shares is $105.00. The prices that may be specified for Shares increase in increments of $0.10 up to $113.00 and a stockholder who desires to tender Shares at more than one price must complete a separate letter of transmittal for each price. See Section 3. Alternatively, stockholders desiring to tender Shares can choose not to specify a price and, instead, specify that they will sell their Shares at the purchase price (determined as provided herein) we pay for Shares properly tendered and not properly withdrawn pursuant to the tender offer, in which case the stockholder will be deemed to have tendered such Shares at the minimum price of $105.00 per share. Choosing the second option will maximize the chance that we will purchase a tendering stockholder’s Shares, may lower the purchase price paid for all purchased Shares in the tender offer and could result in the tendering stockholder receiving a price per Share as low as $105.00 for the Shares.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL

THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES. SEE SECTION 3.

Promptly after the expiration date for the tender offer, we will determine the purchase price within the price range that we will pay for LCAPA shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. The purchase price will be the lowest price at which, based on the number of LCAPA shares tendered and the prices specified by the tendering stockholders, we can purchase 8,849,500 LCAPA shares (or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the expiration date). The purchase price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest. Shares properly tendered pursuant to the tender offer at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot priority, proration and conditional tender provisions.

We will not purchase LCAPA shares tendered at prices greater than the purchase price, nor will we purchase Shares that we do not accept in the tender offer because of “odd lot” priority, proration and conditional tender provisions. We will return to the tendering stockholders Shares that we do not purchase in the tender offer at our expense promptly after the expiration date.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all Shares are purchased due to proration, the depositary will select the order of Shares purchased.

If the number of Shares properly tendered and not properly withdrawn prior to the expiration date of the tender offer is less than or equal to 8,849,500 LCAPA shares, or such greater number of Shares as we may elect to purchase pursuant to the tender offer, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all LCAPA shares so tendered at the purchase price.

Priority of Purchases.

Upon the terms and subject to the conditions of the tender offer, if more than 8,849,500 LCAPA shares, or such greater number of LCAPA shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date for the tender offer, we will purchase properly tendered and not properly withdrawn Shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the tender offer, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all LCAPA shares beneficially owned by such Odd Lot Holder at a price at or below the purchase price (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the appropriate notice of guaranteed delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other LCAPA shares tendered at prices at or below the purchase price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 8,849,500 LCAPA shares (or such greater number of LCAPA shares as we may elect to accept for payment), Shares conditionally tendered (for which the condition requiring us to purchase a specified number of Shares was not initially satisfied) at or below the purchase price determined in the tender offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities, it is possible that all of the Shares that a stockholder tenders in the tender offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased even though those Shares were tendered at prices at or below the purchase price.

Odd Lots.  The term “odd lots” means all LCAPA shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person (an “Odd Lot Holder”) who beneficially owned fewer than 100 LCAPA shares, and so certified in the appropriate place in the letter of transmittal and, if applicable, in the appropriate notice of guaranteed delivery.

To qualify for the odd lot preference with respect to the tender offer, an Odd Lot Holder must tender all LCAPA shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more LCAPA shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the tender offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the appropriate notice of guaranteed delivery.

Proration.  Upon the terms and subject to the conditions of the tender offer (including the odd lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 8,849,500 LCAPA shares or such greater number of Shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price, and not properly withdrawn before the expiration date, we will purchase such properly tendered and not properly withdrawn Shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered Shares is required, we will determine the proration factor for those Shares promptly after the expiration date of the tender offer. The proration factor will be determined by dividing the maximum number of Shares sought by us to be purchased in the tender offer (minus the number of Shares tendered by Odd Lot Holders) by the total number of Shares that are properly tendered pursuant to the tender offer, and not properly withdrawn, at or below the purchase price (minus the number of Shares tendered by Odd Lot Holders). We will then determine the number of Shares we will purchase from each stockholder (other than Odd Lot Holders) from whom we purchase Shares in the tender offer by multiplying the number of Shares properly tendered by that stockholder in the tender offer at prices at or below the purchase price, and not properly withdrawn, by the proration factor. Because of the difficulty in determining the number of Shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any Shares purchased under the tender offer until approximately five to seven business days after the expiration date for the tender offer. The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 13, the number of Shares that we will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This offer to purchase and the related letter of transmittal will be mailed to record holders of LCAPA shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Liberty Media’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of LCAPA shares, as applicable.

2.	BACKGROUND AND PURPOSE OF THE TENDER OFFER

Background and Purpose of the Tender Offer.  Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our LCAPA shares is a prudent use of our financial resources. We are making the tender offer because we believe that the stock price of the LCAPA shares does not accurately reflect the value of the businesses and the assets currently attributed to Liberty Capital, or the long-term prospects for that group. We believe that purchasing our LCAPA shares thereby shrinking the equity base of Liberty Capital, in conjunction with our strategy of exchanging non-strategic investments attributed to Liberty Capital for large or controlling interests in cash flow generating operating businesses and assets, is an effective way to create value for the holders of our LCAPA shares.

Our board of directors has previously authorized the repurchase of up to $2 billion of outstanding Liberty Interactive common stock and up to $1 billion of Liberty Capital common stock in the open market or in privately negotiated transactions, subject to market conditions. To date, we have repurchased 53 million shares of our Liberty Interactive Series A common stock for aggregate cash consideration of $986 million pursuant to our stock repurchase program. The stock repurchase program with respect to Liberty Capital shares will be suspended during the period of the tender offer and for such longer period as may required by law.

We believe that the modified “Dutch Auction” tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

The tender offer also provides those of our stockholders that desire to sell their Shares with the opportunity to do so without the usual transaction costs associated with open market sales. Furthermore, “odd lot” holders who hold shares registered in their names and tender their Shares directly to the depositary and whose Shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their Shares.

Certain Effects of the Tender Offer.  The tender offer may present some potential risks and disadvantages to our continuing stockholders, including:

•	The tender offer will marginally increase the relative voting power of holders of outstanding shares of our Liberty Capital Series B common stock and shares of our Liberty Interactive Series B common stock relative to the voting power of holders of our LCAPA shares and shares of our Liberty Interactive Series A common stock. Shares of our Liberty Capital Series B common stock and shares of Liberty Interactive Series B common stock provide holders with ten votes per share with respect to the election of directors and matters generally subject to a stockholders vote, whereas LCAPA shares and shares of our Liberty Interactive Series A common stock provide holders with one vote per share. The shares of Liberty Capital Series B common stock are also convertible on a one-for-one basis into LCAPA shares and the shares of Liberty Interactive Series B common stock are convertible on a one-for-one basis into shares of Liberty Interactive Series A common stock. The extent of the increase in the relative voting power of the shares of Liberty Capital Series B common stock and shares of Liberty Interactive Series B common stock will depend on the amount of LCAPA shares we purchase in the tender offer. Were the tender offer to be fully subscribed, the combined voting power of holders of our outstanding shares of Liberty Capital Series B common stock and shares of Liberty Interactive Series B common stock would increase from 32.2% (as of January 31, 2007) to 32.5%.

•	The tender offer will marginally increase the voting power of our Chairman, John C. Malone, who has advised us that he does not intend to tender any of his shares into the tender offer. The extent of the increase will depend on the amount of LCAPA shares that we purchase in the tender offer. If the tender offer is fully subscribed, Mr. Malone, who beneficially owned shares of our common stock (including shares purchasable upon exercise of options) representing approximately 31.5% of our aggregate voting power as of January 31, 2007, including his beneficial ownership of approximately 0.6% of our LCAPA shares, approximately 90.1% of our Liberty Capital Series B common stock, approximately 0.6% of our Liberty Interactive Series A common stock and approximately 90.4% of our Liberty Interactive Series B common stock, would beneficially own shares of our common stock representing approximately 31.7% of our aggregate voting power. If the tender offer is fully subscribed, the aggregate voting power of our directors and executive officers (other than Mr. Malone), who beneficially owned shares of common stock (including shares purchasable upon exercise of options) representing approximately 5.0% of our aggregate voting power as of January 31, 2007, would remain approximately the same.

Our directors and executive officers have each advised us that they do not intend to tender any of their Shares in the tender offer. If the directors and executive officers do not tender any of their Shares in the tender offer and we complete the tender offer, the proportional holdings of our directors and executive officers in our company will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offer. See Section 11.

The tender offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

Stockholders who do not tender their Shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Liberty Media and our Liberty Capital as a result of a partial tender of Shares or proration will continue to be stockholders of Liberty Media. As a result, if we complete the tender offer, those stockholders will realize a proportionate increase in their relative equity interest in Liberty Media and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of Shares. Stockholders may be able to sell non-tendered shares in the future on The Nasdaq Global Select Market, or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future.

We may in the future purchase additional LCAPA shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offer. However, SEC Rule 13e-4(f)(6) prohibits us and our affiliates from purchasing any LCAPA shares, other than pursuant to the tender offer, until at least ten business days after the expiration or earlier termination of the tender offer.

Shares acquired pursuant to the tender offer will be retired and returned to the status of authorized and available for issuance.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF LIBERTY MEDIA, ITS BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM.

3.	PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares.  For Shares to be tendered properly under the tender offer, (1) the certificates for such Shares (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Stockholders who hold Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks and not directly to the depositary.

In accordance with Instruction 6 of the letter of transmittal, each stockholder desiring to tender Shares pursuant to the tender offer must either (1) check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $105.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $105.00 PER SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which Shares are being tendered in the section of the letter of transmittal captioned “Shares Tendered at Price Determined by Stockholder.” A tender of Shares will be proper if one, and only one, of these boxes is checked on the letter of transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer”. Note that this election could result in the tendered Shares being purchased at the minimum price of $105.00 per share. The closing sale price for LCAPA shares on February 27, 2007, the last full trading day before the initial public announcement of the tender offer, was $103.71.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all Shares are purchased due to proration, the depositary will select the order of Shares purchased.

Odd Lot Holders must tender all of their Shares and also complete the section titled “Odd Lots” in the letter of transmittal and, if applicable, in the appropriate notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth above.

A stockholder who desires to tender Shares at more than one price must complete a separate letter of transmittal for the tender offer for each price, provided that a stockholder may not tender the same Shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. In the event a stockholder has submitted multiple letters of transmittal in order to tender Shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the tender offer with respect to each separate letter of transmittal in order for such withdrawals to be effective.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

Signature Guarantees and Method of Delivery.  No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal; or (2) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for Shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for Shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL

AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery.  The depositary will establish an account with respect to the Shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of LCAPA shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax.  Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payer) and certifies under penalties of perjury that the number is correct. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the depositary. See Instruction 11 of the letter of transmittal.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE TENDER OFFER, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

Withholding for Non-United States Holders.  Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade of business within the United States

(and, if a treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8BEN before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. In the case of a Holder that is a foreign partnership (or other foreign intermediary), Form W-8IMY should be filed. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in Section 13 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The depositary will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-UNITED STATES HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

Guaranteed Delivery.  If a stockholder desires to tender LCAPA shares under the tender offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a) the tender is made by or through an eligible guarantor institution;

(b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c) the certificates for all tendered Shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, or other documents required by the letter of transmittal, are received by the depositary within three Nasdaq Global Select Market trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares.  If any tendered Shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects.  All questions as to the number of LCAPA shares to be accepted, the price that we will pay for the Shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of

Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender; provided, that we will not waive any condition of the tender offer with respect to a tender unless we waive that condition for all tenders made in the tender offer. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of Liberty Media, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Liberty Media’s Acceptance Constitutes an Agreement.  A tender of LCAPA shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates.  If the share certificates which a registered stockholder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the letter of transmittal. See Instruction 15 of the letter of transmittal.

CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO LIBERTY MEDIA OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO LIBERTY MEDIA OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of Shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date of the tender offer and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on May 1, 2007.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution.

If Shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn Shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, we are delayed in our purchase of Shares or we are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered Shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will determine the purchase price we will pay for the Shares properly tendered and not properly withdrawn before the expiration date of the tender offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for, and thereby purchase, Shares properly tendered at prices at or below the purchase price so determined and not properly withdrawn prior to such expiration date.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased, Shares that are properly tendered at prices at or below the purchase price and are not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of such Shares for payment under the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay a single per share purchase price not greater than $113.00 or less than $105.00 per share for 8,849,500 LCAPA shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of LCAPA shares as are properly tendered and not properly withdrawn.

We will pay for Shares purchased under the tender offer by depositing the aggregate purchase price for such Shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration in connection with the tender offer, we will determine the proration factor and pay for those tendered Shares accepted for payment pursuant to the tender offer promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five to seven business days after such expiration date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices greater than the purchase price and Shares not purchased due to proration or conditional tender, will be returned to the tendering stockholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Shares, at our expense, promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date for the tender offer, we may not be obligated to purchase Shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.	CONDITIONAL TENDER OF SHARES.

Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the tender offer, LCAPA shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. In order to avoid (in full or in part) possible proration, a stockholder may tender Shares subject to the condition that we must purchase a specified minimum number of the stockholder’s Shares tendered pursuant to a letter of transmittal if we purchase any Shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal and indicate the minimum number of Shares that we must purchase if we purchase any Shares. We urge each stockholder to consult with his or her own financial or tax advisors with respect to such election.

After the expiration date, if more than 8,849,500 LCAPA shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for such tendered Shares, we will calculate a preliminary proration percentage with respect to such Shares based upon all of such Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares that we purchase from any stockholder below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of LCAPA shares that we purchase to fall below 8,849,500 (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their shares.

7.	CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, and in addition to (and not in limitation of) our rights to extend and/or amend the tender offer at any time, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this offer to purchase and at or before the expiration date for the tender offer, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

(a) there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

(1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acquisition of any shares pursuant to the tender offer, or consummation of the tender offer; or

(2) could reasonably be expected to (i) have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of (x) our company and our subsidiaries, taken as a whole, (y) those assets and businesses attributed to Liberty Capital, taken as a whole, or (z) those assets and businesses attributed to Liberty Interactive, taken as a whole, or (ii) materially impair the contemplated benefits of the tender offer to us;

(b) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the tender offer or to our company or any of its subsidiaries by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in our sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c) there shall have occurred:

(1) the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

(2) any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States for more than three hours;

(3) the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States or any other country in which any of our subsidiaries does business;

(4) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States or any other country in which any of our subsidiaries do business;

(5) any change in the general political, market, economic, or financial conditions in the United States or any other country in which any of our subsidiaries do business that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of (x) our company and our subsidiaries, taken as a whole, (y) those assets and businesses attributed to Liberty Capital, taken as a whole, or (z) those assets and businesses attributed to Liberty Interactive, taken as a whole;

(6) any suspension of, or limitation on, the markets for U.S. dollars or other currency in which any material bank loan of Liberty Media or any of its subsidiaries is denominated, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of (x) our company and our subsidiaries, taken as a whole, (y) those assets and businesses attributed to Liberty Capital, taken as a whole, or (z) those assets and businesses attributed to Liberty Interactive, taken as a whole;

(7) in the case of any of the above conditions existing at the date of this offer to purchase, in our reasonable judgment, a material acceleration or worsening of it; or

(8) any decrease (i) in the market price of the LCAPA shares on the Nasdaq Global Select Market or (ii) in the Nasdaq Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average, or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between the commencement of the tender offer on March 7, 2007 and the expiration date of the tender offer;

(d) any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of our company or any of our subsidiaries, that could reasonably be expected to have a material adverse effect on (x) us and our subsidiaries, taken as a whole, (y) those assets and businesses attributed to Liberty Capital, taken as a whole or (z) those assets and businesses attributed to Liberty Interactive, taken as a whole;

(e) a tender or exchange offer for any or all of the shares of our common stock (other than this tender offer), or any merger, business combination, or other similar transaction with or involving our company, shall have been publicly proposed, announced or made by any person;

(f) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before March 7, 2007 a Schedule 13G or a Schedule 13D with respect to any of the shares of our common stock) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock;

(g) any entity, group, or person who has filed with the SEC on or before the date of this offer to purchase a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;

(h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock; or

(i) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part at any time prior to the expiration date, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted by us at any time, in our sole discretion, prior to the expiration date. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.	PRICE RANGE OF SHARES

On May 9, 2006, we completed a restructuring pursuant to which we were organized as a new holding company, and we became the new publicly traded parent company of Liberty Media LLC, which was formerly known as Liberty Media Corporation, and which we refer to as “Old Liberty”. As a result of the restructuring, all of the Old Liberty outstanding common stock was exchanged for our two new tracking stocks, Liberty Interactive common stock and Liberty Capital common stock. Each tracking stock issued in the restructuring is intended to track and reflect the economic performance of one of two designated groups, Liberty Interactive and Liberty Capital, respectively. We are the successor reporting company to Old Liberty.

Pursuant to the restructuring, we issued our tracking stocks, Liberty Capital Series A and Series B common stock (LCAPA and LCAPB) and Liberty Interactive Series A and Series B common stock (LINTA and LINTB), on May 10, 2006. Holders of our common stock received .25 of a share of LINTA and .05 of a share of LCAPA for each share of Old Liberty Series A common stock held and .25 of a share of LINTB and .05 of a share of LCAPB for each share of Old Liberty Series B common stock held.

Our LCAPA shares trade on the Nasdaq Global Select Market under the symbol “LCAPA”. Regular trading in the shares began on May 10, 2006. Prior to May 10, 2006, Old Liberty’s Series A common stock traded on the New

York Stock Exchange under the symbol “L”. The following table sets forth the range of high and low sales prices of LCAPA shares and Old Liberty Series A common stock for the years ended December 31, 2006 and 2005.

	Old Liberty Series A
	Common Stock
	High	Low

Year Ended December 31, 2005
First Quarter	$10.93	9.97
Second Quarter	$10.64	10.01
Third Quarter (through July 20, 2005)	$10.28	9.89
July 21 through September 30, 2005	$8.90	7.98
Fourth Quarter	$8.18	7.59
Year Ended December 31, 2006
First Quarter	$8.44	7.73
Second Quarter (through May 9, 2006)	$8.76	8.20

	Liberty Capital Series A
	Common Stock
	High	Low

Year Ended December 31, 2006
Second Quarter (May 10, 2006, through June 30, 2006)	$83.95	77.00
Third Quarter	$87.02	80.01
Fourth Quarter	$98.80	83.32

On February 27, 2007, the last full trading day prior to our initial public announcement of the tender offer, the closing sale price for the LCAPA shares on the Nasdaq Global Select Market was $103.71. Stockholders are urged to obtain current market quotations for their LCAPA shares.

9.	SOURCE AND AMOUNT OF FUNDS

Assuming that 8,849,500 LCAPA shares are purchased in the tender offer at a price between $105.00 and $113.00 per share, the aggregate purchase price for the Shares purchased in the tender offer will be between $929,197,500 and $999,993,500.

We anticipate that we will pay for Shares tendered in the tender offer and accepted by us, and all expenses attributable to the tender offer, from our cash on hand or other cash resources that are readily available to us and which are attributed to Liberty Capital. The tender offer is not conditioned on the receipt of financing.

10.	CERTAIN INFORMATION ABOUT US

Through our ownership of interests in subsidiaries and other companies, we are primarily engaged in the video and on-line commerce, media, communications and entertainment industries. Through our subsidiaries, we operate in North America, Europe and Asia. Our principal businesses and assets include QVC, Inc. and Starz, LLC, and interests in IAC/InterActiveCorp, Expedia, Inc. and News Corporation.

On May 9, 2006, we completed a restructuring pursuant to which we were organized as a new holding company, and we became the new publicly traded parent company of Old Liberty. As a result of the restructuring, all of the Old Liberty outstanding common stock was exchanged for our two new tracking stocks, Liberty Interactive common stock and Liberty Capital common stock. Each tracking stock issued in the restructuring is intended to track and reflect the economic performance of one of two newly designated groups, the Interactive Group and the Capital Group, respectively. We are the successor reporting company to Old Liberty.

A tracking stock is a type of common stock that the issuing company intends to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole.

While Liberty Capital and Liberty Interactive have separate collections of businesses, assets and liabilities attributed to them, neither group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group’s stock or assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The term “Liberty Capital” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities which we have attributed to that group. The assets and businesses attributed to Liberty Capital include our subsidiaries: Starz Entertainment, LLC, Starz Media, LLC, TruePosition, Inc., FUN Technologies, Inc. and On Command Corporation; our equity affiliates: GSN, LLC and WildBlue Communications, Inc.; and our interests in News Corporation, Time Warner Inc. and Sprint Nextel Corporation, and hereafter will include such other businesses, assets and liabilities that our board of directors may in the future determine to attribute to Liberty Capital, including such other businesses and assets as we may acquire for Liberty Capital. In addition, we have attributed $4.58 billion principal amount (as of December 31, 2006) of our existing publicly traded debt to Liberty Capital.

The term “Liberty Interactive” also does not represent a separate legal entity, rather it represents all of our businesses, assets and liabilities other than those which have been attributed to Liberty Capital. The assets and businesses we have attributed to Liberty Interactive are those engaged in video and on-line commerce, and include our interests in subsidiaries QVC, Inc., Provide Commerce, Inc., and BuyCustomes, Inc., and our interests in Expedia, Inc. and IAC/InterActiveCorp, and hereafter will include such other businesses, assets and liabilities that our board of directors may in the future determine to attribute to Liberty Interactive, including such other businesses and assets as we may acquire for Liberty Interactive. In addition, we have attributed $3.11 billion principal amount (as of December 31, 2006) of our existing publicly traded debt to Liberty Interactive.

Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and our telephone number at that address is (720) 875-5400.

Where you can find more information about us.  We have filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about the tender offer. This offer to purchase does not contain all the information included in the Schedule TO. We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

Incorporation by reference.  The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offer to purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offer to purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the following documents, previously filed with the SEC by us:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007; and

•	our Current Report on Form 8-K filed on January 5, 2007.

You can obtain any of the documents incorporated by reference in this offer to purchase from the SEC’s website at the Internet address provided above. You may also obtain any of the foregoing documents from us without charge, excluding any exhibits to those documents, by requesting them in writing at 12300 Liberty Boulevard, Englewood, CO 80112, attention: Investor Relations, or by calling Investor Relations at (720) 875-5400. Please be sure to include your complete name and address in your request.

11.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

As of January 31, 2007, we had outstanding 134,503,546 LCAPA shares, 6,014,680 shares of Liberty Capital Series B common stock (LCAPB shares), 622,365,227 shares of Liberty Interactive Series A common stock (LINTA shares) and 29,971,039 shares of Liberty Interactive Series B common stock (LINTB shares). The 8,849,500 LCAPA shares that we are offering to purchase in the tender offer represent approximately 6.6% of the aggregate outstanding LCAPA shares on that date. The Shares we are offering to purchase in the tender offer represent approximately 1.1% of our total outstanding shares of common stock. As of January 31, 2007, 2,256,275 LCAPA shares, 1,498,263 LCAPB shares, 21,484,911 LINTA shares and 7,491,314 shares of LINTB shares were subject to outstanding awards of stock options and stock appreciation rights.

Shares Ownership by Directors and Executive Officers.  Our directors and executive officers have advised us that they do not intend to tender any LCAPA shares beneficially owned by them in the tender offer. Because the directors and executive officers will not be tendering any of their LCAPA shares in the tender offer if we complete the tender offer, the proportional holdings of our directors and executive officers in our company will increase. However, our directors and executive officers may, in compliance with applicable law, sell their LCAPA shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the tender offer. The following table sets forth information with respect to the beneficial ownership by each of our directors and each of the executive officers named below and by all of our directors and executive officers as a group of (1) LCAPA shares, (2) LCAPB shares, (3) LINTA shares and (4) LINTB shares. The security ownership information is given as of January 31, 2007, and, in the case of percentage ownership information, is based upon (1) 134,503,546 LCAPA shares, (2) 6,014,680 LCAPB shares, (3) 622,365,227 LINTA shares and (4) 29,971,039 LINTB shares, in each case outstanding on that date. Our LCAPA shares and LINTA shares entitle holders to one vote per share and our LCAPB shares and LINTB shares entitle holders to ten votes per share.

Shares of common stock issuable on or within 60 days after January 31, 2007, upon exercise of options, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our LCAPB and LINTB, though convertible on a one-for-one basis into shares of LCAPA and LINTA, respectively, is reported as beneficial ownership of shares of LCAPB or LINTB, as the case may be, only, and not as beneficial ownership of shares of LCAPA or LINTA.

So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. The number of shares indicated as owned by our executive officers and directors include interests in shares held by the 401(k) Plan as of January 31, 2007. The shares held by the trustee of the 401(k) Plan for the benefit of these persons are voted as directed by such persons.

				Percent
		Amount and Nature of		of	Voting
Name and Principal Occupation with Our Company	Title of Series	Beneficial Ownership		Series	Power
		(In thousands)

John C. Malone	LCAPA	807	(1)(2)(3)(4)(5)	*	31.5%
Chairman of the Board	LCAPB	5,964	(1)(5)(6)	90%
	LINTA	3,999	(1)(2)(3)(4)(5)	*
	LINTB	29,820	(1)(5)(6)	90%
Robert R. Bennett	LCAPA	291	(7)(8)(9)	*	4.4%
Director	LCAPB	834	(8)(9)	12.2%
	LINTA	1,453	(7)(8)(9)	*
	LINTB	4,170	(8)(9)	*
Donne F. Fisher	LCAPA	16	(10)	*	*
Director	LCAPB	30		*
	LINTA	81	(10)	*
	LINTB	149		*

				Percent
		Amount and Nature of		of	Voting
Name and Principal Occupation with Our Company	Title of Series	Beneficial Ownership		Series	Power
		(In thousands)

Paul A. Gould	LCAPA	76	(11)	*	*
Director	LCAPB	30		*
	LINTA	401	(11)	*
	LINTB	150		*
Gregory B. Maffei	LCAPA	86	(4)(12)(13)	*	*
Director, President and	LCAPB	—		*
Chief Executive Officer	LINTA	493	(4)(12)(13)	*
	LINTB	—		*
David E. Rapley	LCAPA	2	(10)	*	*
Director	LCAPB	—		*
	LINTA	10	(10)	*
	LINTB	—		*
M. LaVoy Robison	LCAPA	2	(10)	*	*
Director	LCAPB	—		*
	LINTA	10	(10)	*
	LINTB	—		*
Larry E. Romrell	LCAPA	13	(10)	*	*
Director	LCAPB	—		*
	LINTA	65	(10)	*
	LINTB	—		*
David J.A. Flowers	LCAPA	116	(14)(15)(16)	*	*
Senior Vice President and Treasurer	LCAPB	—		*
	LINTA	574	(14)(15)(16)	*
	LINTB	—		*
Albert E. Rosenthaler	LCAPA	49	(17)(18)(19)	*	*
Senior Vice President	LCAPB	—		*
	LINTA	237	(17)(18)(19)	*
	LINTB	—		*
Christopher W. Shean	LCAPA	43	(20)(21)(22)	*	*
Senior Vice President, Controller	LCAPB	—		*
	LINTA	206	(20)(21)(22)	*
	LINTB	—		*
Charles Y. Tanabe	LCAPA	140	(23)(24)(25)(26)	*	*
Executive Vice President, Secretary	LCAPB	—		*
and General Counsel	LINTA	688	(23)(24)(25)(26)	*
	LINTB	—		*
All directors and executive officers as a group (12 persons)	LCAPA	1,639	(3)(9)(27)(28)(29)(30)	1.2%	34.9%
	LCAPB	6,859	(6)(9)(28)(30)	92.0%
	LINTA	8,217	(3)(9)(27)(28)(29)(30)	1.3%
	LINTB	34,290	(6)(9)(28)(30)	92.3%

*	Less than one percent

(1)	Includes 75,252 LCAPA shares, 170,471 LCAPB shares, 376,260 LINTA shares and 852,358 LINTB shares, held by Mr. Malone’s wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 38,405 LCAPA shares and 192,034 LINTA shares and held by the Liberty 401(k) Savings Plan.

(3)	Includes 165 LCAPA shares and 825 LINTA shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(4)	Includes 12,672 restricted LCAPA shares and 29,078 restricted LINTA shares, none of which were vested on January 31, 2007.

(5)	Includes beneficial ownership of 3,333 LCAPA shares, 604,267 LCAPB shares, 16,665 LINTA shares and 3,021,336 LINTB shares, which may be acquired upon exercise of stock options exercisable within 60 days after January 31, 2007. Mr. Malone has the right to convert the options to purchase LCAPB shares and LINTB shares into options to purchase LCAPA shares and LINTA shares, respectively.

(6)	In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board the former parent company, TCI, of our predecessor company, TCI entered into a call agreement with Mr. Malone and Mr. Malone’s wife. In connection with AT&T’s acquisition of TCI, TCI assigned to our predecessor its rights under this call agreement. We succeeded to these rights in connection with the 2006 restructuring. As a result, we have the right, under certain circumstances, to acquire LCAPB shares and LINTB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their LCAPB shares and LINTB shares, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their shares of LCAPB or LINTB after conversion to shares of LCAPA or LINTA, respectively) and except for a transfer made in compliance with our call rights.

(7)	Includes 1,720 LCAPA shares and 8,598 LINTA shares held by the Liberty 401(k) Savings Plan.

(8)	Includes beneficial ownership of 101,282 LCAPA shares, 833,993 LCAPB shares, 506,410 LINTA shares and 4,169,963 LINTB shares, which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after January 31, 2007. Mr. Bennett has the right to convert the options to purchase LCAPB shares and LINTB shares into options to purchase LCAPA shares and LINTA shares, respectively.

(9)	Includes 62,329 LCAPA shares, 20 LCAPB shares, 311,649 LINTA shares and 100 LINTB shares, owned by Hilltop Investments, Inc. which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

(10)	Includes beneficial ownership of 1,650 LCAPA shares and 8,250 LINTA shares, which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after January 31, 2007.

(11)	Includes beneficial ownership of 2,088 LCAPA shares and 10,438 LINTA shares, which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after January 31, 2007.

(12)	Includes beneficial ownership of 72,656 LCAPA shares and 363,281 LINTA shares, which may be acquired upon exercise of stock options exercisable within 60 days after January 31, 2007.

(13)	Includes 359 LCAPA shares and 592 LINTA shares held by the Liberty 401(k) Savings Plan.

(14)	Includes 792 LCAPA shares and 3,967 LINTA shares held by the Liberty 401(k) Savings Plan.

(15)	Includes 1,871 restricted LCAPA shares and 4,300 restricted LINTA shares, none of which were vested on January 31, 2007.

(16)	Includes beneficial ownership of 92,691 LCAPA shares and 463,643 LINTA shares, which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after January 31, 2007.

(17)	Includes 438 LCAPA shares and 2,194 LINTA shares held by the Liberty 401(k) Savings Plan.

(18)	Includes 2,152 restricted LCAPA shares and 4,965 restricted LINTA shares, none of which were vested on January 31, 2007.

(19)	Includes beneficial ownership of 46,026 LCAPA shares and 230,127 LINTA shares, which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after January 31, 2007.

(20)	Includes 914 LCAPA shares and 4,570 LINTA shares held by the Liberty 401(k) Savings Plan.

(21)	Includes 4,286 restricted LCAPA shares and 14,557 restricted LINTA shares, none of which were vested on January 31, 2007.

(22)	Includes beneficial ownership of 36,849 LCAPA shares and 182,248 LINTA shares, which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after January 31, 2007.

(23)	Includes 491 LCAPA shares and 2,454 LINTA shares held by the Liberty 401(k) Savings Plan.

(24)	Includes 5,805 restricted LCAPA shares and 18,059 restricted LINTA shares, none of which were vested on January 31, 2007.

(25)	Includes 153 LCAPA shares and 767 LINTA shares held by Mr. Tanabe’s wife, Arlene Bobrow, as to which shares Mr. Tanabe has disclaimed beneficial ownership.

(26)	Includes beneficial ownership of 118,260 LCAPA shares and 591,299 LINTA shares, which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after January 31, 2007.

(27)	Includes 43,119 LCAPA shares and 214,409 LINTA shares held by the Liberty 401(k) Savings Plan.

(28)	Includes 75,405 LCAPA shares, 170,471 LCAPB shares, 377,027 LINTA shares and 852,358 LINTB shares, held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers has been disclaimed.

(29)	Includes 39,458 restricted LCAPA shares and 100,037 restricted LINTA shares, none of which were vested on January 31, 2007.

(30)	Includes beneficial ownership of 479,785 LCAPA shares, 1,438,260 LCAPB shares, 2,397,111 LINTA shares and 7,191,299 LINTB shares, which may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after January 31, 2007.

Change in Control.  We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

Stock Repurchase Programs.  Our board of directors has authorized the repurchase of up to $2 billion of outstanding Liberty Interactive common stock and up to $1 billion of Liberty Capital common stock in the open market or in privately negotiated transactions, subject to market conditions. As of the date of this offer to purchase, we have repurchased 53 million LINTA shares for aggregate cash consideration of $986 million pursuant to our stock repurchase program. The stock repurchase program with respect to Liberty Capital shares will be suspended during the period the tender offer is outstanding and for such longer period as may be required by law.

During the past 60 days we have not repurchased any LCAPA shares.

Transactions in Last 60 Days by Directors and Executive Officers.  In addition to routine transactions in our common stock effected under the 401(k) Plan, our executive officers or directors listed below, and the executive officers or directors of our subsidiaries listed below, have effected the following transactions involving LCAPA shares during the 60 days prior to the commencement of the tender offer on March 7, 2007:

•	On March 2, 2007, Larry Romrell, a member of Liberty’s Board of Directors, effected the following transactions in LCAPA shares:

•	Mr. Romrell exercised previously granted SARs with respect to 14,294 LCAPA shares for cash at an exercise price of $30.26 per share; and

•	Mr. Romrell exercised previously granted SARs with respect to 2,853 LCAPA shares for cash at an exercise price of $34.00 per share.

•	Neal Grabell, Executive Vice President and General Counsel of Liberty’s subsidiary QVC, Inc., sold 5,291 LCAPA shares on January 3, 2007 in an open market transaction for $97.268 per share;

•	Dan O’Connell, Executive Vice President and Chief Financial Officer of QVC, Inc., effected the following transactions involving LCAPA shares;

•	On January 3, 2007, Mr. O’Connell sold 959 LCAPA shares in an open market transaction for $97.268 per share;

•	On February 16, 2007, Mr. O’Connell sold 2 covered call options, each of which entitled the holder to purchase 100 LCAPA shares at $110 per share, for a price of $450 per option; and

•	On February 20, 2007, Mr. O’Connell sold 3 call options, each of which option entitled the holder to purchase 100 LCAPA shares at $110 per share, for a price of $470 per option.

401(k) Plan.  We maintain for the benefit of our employees (including our executive officers) the 401(k) Plan, which allows participating employees (including our executive officers) to make contributions of their eligible compensation up to statutory limits. Under the 401(k) Plan we make matching contributions (100% of employee contributions up to 10% of their compensation, subject to statutory limits) at the end of each calendar quarter which may be in the form of LCAPA and LINTA shares, which are valued at the closing sale price of such shares on the last day of the applicable calendar quarter.

Except as set forth in “Transactions in Last 60 Days by Directors and Executive Officers” above or otherwise disclosed in this Section 11, based upon our records and upon information provided to us, neither we nor our subsidiaries, nor any of our executive officers or directors, or to our knowledge after reasonable inquiry any person that may be deemed an affiliate of the foregoing, has effected any transactions involving our common stock during the 60 days prior to our initial public announcement of the tender offer.

Plans or Proposals.  Except as disclosed in this offer to purchase (or in the documents incorporated by reference herein), neither we nor, to our knowledge, any of our directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company or any of our subsidiaries that would be material to us and our subsidiaries, taken as a whole;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries that would be material to us and our subsidiaries, taken as a whole;

(c) any material change in our present dividend rate or policy, or indebtedness or capitalization;

(d) any change in our present board of directors or senior management;

(e) any other material change in our corporate structure or business;

(f) our equity securities being delisted from the Nasdaq Global Select Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

(h) the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

(i) the acquisition by any person of additional securities, or the disposition of our securities; or

(j) any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of our company.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase (except as set forth above or in the documents incorporated by reference herein), our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our capitalization and other matters. We may pursue any such matter at any time after the date of this offer to purchase, subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein.

Equity Compensation Plan Information

Incentive Plans.

LMC 2000 Incentive Plan.  The 2000 incentive plan is administered by the incentive plan committee, which is a subcommittee of the compensation committee of our board of directors. The 2000 incentive plan committee may grant non-qualified stock options, stock appreciation rights (SARs), restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the incentive plan (collectively, awards). The maximum number of shares of any series of our common stock with respect to which awards may be issued under the 2000 incentive plan is 48 million, subject to anti-dilution adjustments. With the exception of certain awards that have been accelerated, no person may be granted in any calendar year awards covering more than 7.5 million shares of our common stock. In addition, no person may receive payment for performance awards during any calendar year in excess of $10 million or the equivalent value thereof in shares of our common stock. Our 2000 incentive plan had 1,460,000 million shares available for grant as of March 7, 2007. We amended and restated our 2000 incentive plan effective February 22, 2007, which is subject to shareholder approval.

LMC 2007 Incentive Plan.  The 2007 incentive plan is also administered by the incentive plan committee. Its terms are substantially similar to those of our 2000 incentive plan. The maximum number of shares of any series of our common stock with respect to which awards may be issued under the 2007 incentive plan is 30 million, subject to anti-dilution adjustments. Our 2007 incentive plan had 29,673,203 million shares available for grant as of March 7, 2007 and is subject to shareholder approval.

Non-Employee Director Incentive Plan.  The director plan is administered by our full board of directors. The board may grant stock options, stock appreciation rights, restricted shares, stock units, any combination of the foregoing or cash under the director plan, and nonemployee directors may elect to receive stock in lieu of cash compensation otherwise payable to the director (collectively, awards). Only nonemployee members of our board of directors are eligible to receive awards under the director plan. The maximum number of shares of any series of our common stock with respect to which awards may be issued under the director plan is five million, subject to antidilution adjustments. Our director plan had 1,389,000 shares available for grant as of March 7, 2007.

John Malone Call Agreement

In February 1998, the former parent company of our predecessor company entered into a Call Agreement with Mr. Malone and Mr. Malone’s wife. The rights under this call agreement were assigned to our predecessor company, and we succeeded to these rights in connection with the 2006 restructuring. As a result, we have the right, under certain circumstances, to acquire shares of our LCAPB shares or shares of LINTB owned by the Malones, at a price equal to the market price of the LCAPA shares or shares of LINTA, as applicable, plus a 10% premium or, in the event of a sale, the lesser of such price or the price offered by such third parties. In addition, the call agreement provides that, in connection with a sale of shares to a third party resulting in a change in control of us, the maximum premium the Malones may receive for their LCAPB shares and shares of LINTB would be the price paid for LCAPA shares or shares of LINTA, as applicable, by said third party, plus a 10% premium. The call agreement also prohibits the Malones from disposing of their LCAPB shares or shares of LINTB, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their LCAPB shares or shares of LINTB, as applicable, after conversion to LCAPA shares or shares of LINTA, as applicable), and except for a transfer made in compliance with our call rights.

12.	CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Shares as contemplated by the tender offer. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares as contemplated by the tender offer. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for Shares is subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority required to be obtained in connection with the tender offer shall have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably. See Section 7.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the tender offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships for federal income tax purposes, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the tender offer.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the tender offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” means a beneficial owner of Shares that is not (i) a United States Holder and (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OFFER.

Consequences to United States Holders.  An exchange of Shares for cash pursuant to the tender offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of Shares pursuant to the tender offer is treated as a sale or exchange (as described below) of such Shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the Shares that were sold exceeds one year as of the date we are treated as purchasing the Shares in the tender offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the tender offer.

A United States Holder’s exchange of Shares for cash pursuant to the tender offer will be treated as a sale or exchange of the Shares for federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase.

One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of Shares for cash to be treated as a sale or exchange by that stockholder for federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisers to determine whether the purchase of their Shares in the tender offer qualifies for sale or exchange treatment in their particular circumstances.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a stockholder will result in a “complete termination” of the stockholder’s equity interest in us if either (1) all of the shares of stock of Liberty Media actually and constructively owned by the stockholder are exchanged for cash pursuant to the tender offer or (2) all of the shares of stock of Liberty Media actually owned by the stockholder are exchanged for cash pursuant to the tender offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares of stock of Liberty Media constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a stockholder will be “substantially disproportionate” if (a) the voting percentage of the outstanding shares of Liberty Media actually and constructively owned by the stockholder immediately following the exchange of Shares pursuant to the tender offer is less than 80% of the voting percentage of the outstanding shares of Liberty Media actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all Shares purchased in the tender offer from the particular stockholder and all other stockholders) and (b) the percentage of the outstanding shares of stock of Liberty Media actually and constructively owned by the stockholder immediately following the exchange of Shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares of stock of Liberty Media actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all Shares purchased in the tender offer from the particular stockholder and all other stockholders).

A distribution to a stockholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s stock interest in us. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Stockholders should consult their tax advisers as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares of stock of Liberty Media by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of the Shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

If a United States Holder’s receipt of cash attributable to an exchange of Shares for cash pursuant to the tender offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of Shares under the tender offer will be treated as a distribution to the United States Holder with respect the United States Holder’s Shares and will be treated as ordinary dividend income to the United States Holder to the extent of such stockholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the Shares exchanged in the tender offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the Shares for more than one year as of the date we are treated as purchasing the Shares in the tender offer for U.S. federal income tax consequences. The redeemed stockholder’s basis in the redeemed Shares (after any reduction as noted above) will be allocated to other shares of stock of Liberty Media held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Shares.

Consequences to Non-United States Holders.  Gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the tender offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges shares pursuant to the tender offer. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the tender offer.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of Shares under the tender offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s Shares, rather than as a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact we will presume that all amounts paid in exchange for the Shares are distributions. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of Shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of Shares under the tender offer are treated as dividends and not as tax-free returns of capital or capital gains distributions, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

United States Federal Income Tax Backup Withholding.  See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.	EXTENSION OF TENDER OFFER; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we (1) increase the price to be paid for the Shares above $113.00, decrease the price to be paid for the Shares below $105.00, increase the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding LCAPA shares or LCAPB shares or decrease the number of Shares we seek, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	FEES AND EXPENSES

We have retained D.F. King & Co., Inc. to act as information agent and Computershare Shareholder Services, Inc. to act as depositary in connection with the tender offer. The information agent may contact holders of Shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of Shares under the tender offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of our company, the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this document.

16.	MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

March 7, 2007, as amended and restated March 20, 2007

LIBERTY MEDIA CORPORATION

March 7, 2007
(Amended and Restated March 20, 2007)

The depositary will accept legible copies of the letter of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:

The Depositary:

Computershare Shareholder Services, Inc.

By Mail:	By Overnight Delivery:

Computershare Shareholder Services, Inc.	Computershare Shareholder Services, Inc.
Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree MA 02185-9208	Braintree MA 02184

By Facsimile Transmission (For Eligible Institutions Only):
Facsimile Transmission:
781-380-3388

To Confirm Facsimile Transmissions (For Eligible Institutions Only):
Confirm Receipt of Facsimile
By Telephone:
781-930-4900

Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. To confirm delivery of your shares, please contact the depositary.

The Information Agent:

D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005

Banks and Brokers Call:
212-269-5550

All others call Toll Free:
1-888-628-1041